Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Senior Vice President, Marketing

330-720-6441

awallace@farmersbankgroup.com

Farmers National Banc Corp. and

Tri-State 1st Banc, Inc.

Announce Election Deadline of September 21, 2015

CANFIELD, OHIO, September 9, 2015 – Farmers National Banc Corp. (“Farmers” or the “Company”) (NASDAQ: FMNB), the holding company for The Farmers National Bank of Canfield (“Farmers National Bank”), and Tri-State 1st Banc, Inc. (“Tri-State”) (OTC Pink: TSOH.OB), the holding company for 1st National Community Bank (“1st National Bank”), today announced a tentative election deadline of 5:00 p.m., Eastern Daylight Time, September 21, 2015 (the “Election Deadline”) for shareholders of Tri-State to elect the form of consideration they wish to receive in connection with the proposed merger of Tri-State with and into FMNB Merger Subsidiary, LLC, a newly-formed, wholly-owned subsidiary of Farmers (the “Merger”). The Election Deadline may be extended, in which case Farmers and Tri-State will issue a press release announcing the new election deadline. As previously announced, shareholders of Tri-State can elect to receive, for each Tri-State common share held, either cash or Farmers common shares in connection with the Merger, although such elections are subject to proration and adjustment procedures which are described in the Proxy Statement/Prospectus dated August 17, 2015 prepared in connection with the Merger. Shareholders of Tri-State are reminded that if they wish to make an election, they must complete, sign and return a Letter of Transmittal and Election Form to Computershare Trust Company, N.A., as exchange agent, by the Election Deadline. Shareholders of Tri-State who hold their common shares through a bank, broker, trust company or other nominee may have an earlier election deadline and should carefully review any instructions received from their bank, broker, trust company or other nominee. The documents necessary for shareholders of Tri-State to make an election for their Merger consideration were mailed beginning August 20, 2015.

As previously announced, a special meeting of the shareholders of Tri-State is being held on September 22, 2015 for purposes of considering and voting on a proposal to approve the Merger. Closing of the Merger is subject to approval of Tri-State’s shareholders and other customary closing conditions. Shareholders of Tri-State are reminded to vote before the registered shareholder proxy cut-off time of 1:00 a.m., Eastern Daylight Time, on September 22, 2015.

Shareholders of Tri-State with questions regarding the election procedures, who want up to date information on the Election Deadline, or who wish to obtain copies of the election materials, may contact Georgeson Inc., the information agent, at (866) 277-8239 or at TSOH@georgeson.com.

ABOUT FARMERS NATIONAL BANC CORP.

Founded in 1887, Farmers is a diversified financial services company headquartered in Canfield, Ohio, with more than $1.6 billion in banking assets and $1 billion in trust assets. Farmers’s wholly-owned subsidiaries are comprised of Farmers National Bank, a full-service national bank engaged in commercial and retail banking with 33 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina and Cuyahoga Counties in Ohio, Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets and National Associates, Inc. Farmers National Insurance, LLC, a wholly-owned subsidiary of Farmers National Bank, offers a variety of insurance products.

If the Merger is completed, Farmers is projected to have assets of over $1.8 billion and will operate 38 branches.

ABOUT TRI-STATE FIRST BANC, INC.

Founded in 1995, Tri-State is an Ohio Financial Holding Company and is the parent of 1st National Bank, which was founded in 1987. Tri-State is headquartered in East Liverpool, Ohio and has approximately $140 million in banking assets. 1st National Bank is a full-service national bank engaged in commercial and retail banking with 4 banking locations in Columbiana County, Ohio and Beaver County, Pennsylvania. 1st National Bank also operates a full-service trust department.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but rather statements based on the Company’s current expectations regarding its business strategies and their intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.”

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to Farmer’s actual results, performance, and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in the forward-looking statements can be found in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2014, as amended, which has been filed with the Securities and Exchange Commission and is available on Farmers’ website (www.farmersbankgroup.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Factors that may cause or contribute to these differences may also include, without limitation, the Company’s failure to integrate

Tri-State and its subsidiary in accordance with expectations, and deviations from performance expectations related to Tri-State and its subsidiary. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Farmers does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements. Factors that may cause or contribute to these differences may also include, without limitation, the Company’s failure to integrate Tri-State and 1st National Bank in accordance with expectations; deviations from performance expectations related to Tri-State and 1st National Bank; general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; competitive conditions in the banking markets served by the Company’s subsidiaries; the adequacy of the allowance for losses on loans and the level of future provisions for losses on loans; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this release or made elsewhere from time to time by Farmers or on Farmer’s behalf. Farmers assumes no obligation to update any forward-looking statements.